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                                                                     EXHIBIT 3.1


                              ARTICLES OF AMENDMENT

                                       TO

                            ARTICLES OF INCORPORATION

                                       OF

                                 PROXYMED, INC.

         Pursuant to provisions of Sections 607.1006 and 607.0602 of the Florida Business Corporation Act, ProxyMed, Inc., a corporation organized and existing under the laws of the State of Florida (the "Company"), does hereby adopt the following articles of amendment to its Articles of Incorporation, which was approved (i) by the Board of Directors at a meeting held on December 12, 2001, and (ii) by two-thirds of the holders of the Company's Series C 7% Convertible Preferred Stock by written consent on December 21, 2001, which is sufficient for approval of this amendment pursuant to the Company's Articles of Incorporation.

                                    ARTICLE 3

         Article 3 of the Articles of Incorporation of the Company establishing the Series C 7% Convertible Preferred Stock is hereby amended as follows:

         1. Section 4(C) is hereby substituted in its entirety with the following:

         (C) Conversion Price. Commencing on December 13, 2001, and ending on February 11, 2002, the Conversion Price of each share of Series C Preferred Stock shall be equal to $13.05 (as such conversion price may be adjusted hereunder, the "Conversion Price") after giving effect to the 1-for-15 reverse stock split of the Common Stock effective August 21, 2001. After 5:00 p.m. Eastern Standard Time on February 11, 2002, the Conversion Price shall be $15.00.

         2. Section 6(D) entitled "Sale of Securities" is hereby deleted in its entirety and any references to it or to Section 6.4(D) are hereby declared null and void.

         3.       Section 7(B) is hereby deleted in its entirety.

         4.       Section 8 is hereby deleted in its entirety.
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         IN WITNESS WHEREOF, ProxyMed, Inc. has caused these Articles of
Amendment to be signed on behalf of the Company, on this 21st day of December 2001.

                                       PROXYMED, INC.



                                       By:  /s/ Judson E. Schmid
                                           ---------------------------------
                                       Name: Judson E. Schmid
                                       Title: Executive Vice-President, Chief
                                              Financial Officer, Treasurer and
                                              Acting Secretary